As filed with the Securities and Exchange Commission on October 9, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Oncorus, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	47-3779757
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

50 Hampshire Street, Suite 401

Cambridge, Massachusetts 02139

(Address of principal executive offices) (Zip code)

Oncorus, Inc. 2016 Equity Incentive Plan, as amended

Oncorus, Inc. 2020 Equity Incentive Plan

Oncorus, Inc. 2020 Employee Share Purchase Plan

(Full title of the plan)

Theodore (Ted) Ashburn, M.D., PhD.

President and Chief Executive Officer

Oncorus, Inc.

50 Hampshire Street, Suite 401

Cambridge, Massachusetts 02139

Tel: (857) 320-6400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Marc A. Recht Brian F. Leaf Courtney T. Thorne Cooley LLP 500 Boylston Street Boston, Massachusetts 02116 (617) 937-2300	John McCabe Chief Financial Officer, Treasurer and Secretary Oncorus, Inc. 50 Hampshire Street, Suite 401 Cambridge, Massachusetts 02139 (857) 320-6400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, par value $0.0001 per share
—Shares reserved for future grant under the 2020 Equity Incentive Plan	2,441,421 (2)(3)	$15.43 (7)(a)	$37,671,126.03	$4,109.92
—Shares reserved for future grant under the 2020 Employee Share Purchase Plan	280,000 (4)	$13.12 (7)(b)	$3,673,600	$400.79
—Outstanding under the 2016 Equity Incentive Plan, as amended (Options)	2,109,151 (5)	$3.81(7)(c)	$8,035,865.31	$876.71
—Outstanding under the 2020 Equity Incentive Plan (Options)	377,627 (6)	$15.00(7)(d)	$5,664,405	$617.99
Total	5,208,199	—	$55,044,996.34	$6,005.41

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock, par value $0.0001 (the “Common Stock”) that become issuable under the Registrant’s 2016 Equity Incentive Plan, as amended (the “2016 Plan”), 2020 Equity Incentive Plan (the “2020 Plan”) or 2020 Employee Stock Purchase Plan (the “2020 ESPP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction that results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2)

Represents shares of Common Stock reserved for future issuance under the 2020 Plan. Pursuant to the terms of the 2020 Plan, a number of shares equal to any shares subject to outstanding awards originally granted under the 2016 Plan that (a) expire or terminate for any reason prior to exercise or settlement; (b) are forfeited because of the failure to meet a contingency or condition required to vest such shares or otherwise return to the Registrant or (c) are reacquired, withheld (or not issued) to satisfy a tax withholding obligation in connection with an award or to satisfy the purchase price or exercise price of a stock award shall become available for future issuance pursuant to the 2020 Plan.

(3)

The number of shares of Common Stock reserved for issuance under the 2020 Plan will automatically increase on January 1st of each fiscal year, starting on January 1, 2021 and ending on and including January 1, 2030, in an amount equal to 5.0% of the total number of shares of the Registrant’s Common Stock outstanding on the last day of the fiscal year prior to the date of such automatic increase or a lesser number of shares determined by the Registrant’s board of directors (or authorized committee thereof). This explanation is provided for informational purposes only. The issuance of such shares is not being registered on this Registration Statement.

(4)

Represents shares of Common Stock reserved for future issuance under the 2020 ESPP. The number of shares of Common Stock reserved for issuance under the 2020 ESPP will automatically increase on January 1st of each fiscal year, starting on January 1, 2021 and ending on and including January 1, 2030, in an amount equal to the lesser of (a) 1.0% of the total number of shares of the Registrant’s Common Stock outstanding on the last day of the fiscal year prior to the date of such automatic increase and (b) 560,000 shares, provided, that prior to the date of any such increase, the Registrant’s board of directors may determine a lesser number of shares. This explanation is provided for informational purposes only. The issuance of such shares is not being registered on this Registration Statement.

(5)	Represents shares of Common Stock reserved for issuance pursuant to outstanding stock option awards under the 2016 Plan.
(6)	Represents shares of Common Stock reserved for issuance pursuant to outstanding stock option awards under the 2020 Plan.
(7)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) promulgated under the Securities Act. The offering price per share and the aggregate offering price are based upon (a) $15.43, which is the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq Global Market on October 8, 2020, (b) $13.12, which is the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq Global Market on October 8, 2020, multiplied by 85%, which is the percentage of the price per share applicable to purchases under the 2020 ESPP, (c) $3.81, which is the weighted-average exercise price for outstanding options granted under the 2016 Plan, and (d) $15.00, which is the weighted-average exercise price for outstanding options granted under the 2020 Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

PART II

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed by Oncorus, Inc. (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference into this Registration Statement:

(a) The Registrant’s Current Report on Form 8-K (File No. 001-39575) filed with the Commission on October  6, 2020.

(b) The Registrant’s Prospectus dated October 1, 2020 filed pursuant to Rule 424(b) under the Securities Act relating to the Registration Statement on Form S-1 (File No. 333-248757), which contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed.

(c) The description of the Registrant’s Common Stock which is contained in the Registrant’s Registration Statement on Form 8-A filed on September 29, 2020 (File No. 001-39575) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All documents, reports and definitive proxy or information statements filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.	DESCRIPTION OF SECURITIES

See the description of the Registrant’s Common Stock contained in the Registration Statement on Form S-1 (File No. 333-248757).

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Registrant is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation or is or was serving at the corporation’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of expenses, including attorneys’ fees but excluding judgments, fines and amounts paid in settlement, actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that a court of competent jurisdiction shall determine that such indemnity is proper.

Section 145(g) of the DGCL provides that a corporation shall have the power to purchase and maintain insurance on behalf of its officers, directors, employees and agents, against any liability asserted against and incurred by such persons in any such capacity.

Section 102(b)(7) of the DGCL provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.

The Registrant’s amended and restated certificate of incorporation provides that its directors shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that the exculpation from liabilities is not permitted under the DGCL as in effect at the time such liability is determined. In addition, the Registrant’s amended and restated certificate of incorporation provides that it may indemnify its directors, officers and other agents of the company to the fullest extent permitted by the laws of the State of Delaware and the Registrant’s amended and restated bylaws provide that it is required to indemnify its directors and executive officers to the fullest extent not prohibited by the DGCL. the Registrant has entered into indemnification agreements with each of its directors and officers. These indemnification agreements provide, among other things, that the Registrant will indemnify its directors and officers for certain expenses, including damages, judgments, fines, penalties, settlements and costs and attorneys’ fees and disbursements, incurred by a director or officer in any claim, action or proceeding arising in his or her capacity as a director or officer of the Registrant or in connection with service at the Registrant’s request for another corporation or entity. The indemnification agreements also provide for procedures that will apply in the event that a director or officer makes a claim for indemnification. the Registrant expects to enter into a similar agreement with any new directors or officers.

The Registrant’s amended and restated bylaws provide that the Registrant may purchase and maintain insurance policies on behalf of its directors and officers against specified liabilities for actions taken in their capacities as such, including liabilities under the Securities Act. The Registrant has obtained directors’ and officers’ liability insurance to cover liabilities the Registrant’s directors and officers may incur in connection with their services to the Registrant.

ITEM 8.	EXHIBITS

Exhibit Number	Description	Incorporated by Reference
		Schedule Form	File Number	Exhibit	Filing Date

4.1	Amended and Restated Certificate of Incorporation, as currently in effect.	8-K	001-39575	3.1	October 6, 2020

4.2	Amended and Restated Bylaws, as currently in effect.	8-K	001-39575	3.2	October 6, 2020

4.3	Form of Common Stock Certificate.	S-1/A	333-248757	4.2	September 28, 2020

4.4	2016 Equity Incentive Plan, as amended	S-1/A	333-248757	10.2	September 28, 2020

4.5	Form of Stock Option Grant Notice and Option Agreement for the 2016 Equity Incentive Plan, as amended.	S-1/A	333-248757	10.3	September 28, 2020

4.6	Form of Restricted Stock Grant Notice and Restricted Stock Agreement for the 2016 Equity Incentive Plan, as amended.	S-1/A	333-248757	10.4	September 28, 2020

4.7	2020 Equity Incentive Plan.	S-1/A	333-248757	10.5	September 28, 2020

4.8	Form of Stock Option Grant Notice and Option Agreement for the 2020 Equity Incentive Plan.	S-1/A	333-248757	10.6	September 28, 2020

4.9*	Form of Restricted Stock Unit Grant Notice and Restricted Stock Unit Award Agreement for the 2020 Equity Incentive Plan.

4.10	2020 Employee Stock Purchase Plan.	S-1/A	333-248757	10.7	September 28, 2020

5.1*	Opinion of Cooley LLP.

23.1*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2*	Consent of Cooley LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on the signature page of this Form S-8).

* Filed herewith.

ITEM 9.	UNDERTAKINGS

(a)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Cambridge, Massachusetts, on this 9th day of October, 2020.

ONCORUS, INC.

By:	/s/ Ted Ashburn
Name: Theodore (Ted) Ashburn, M.D., Ph.D.
Title: President, Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Theodore (Ted) Ashburn, M.D., PhD. and John McCabe, and each of them, as his or her true and lawful attorneys-in-fact and agents, each with the full power of substitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, ae amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Ted Ashburn Theodore (Ted) Ashburn, M.D., Ph.D.	President, Chief Executive Officer and Director (Principal Executive Officer)	October 9, 2020

/s/ John McCabe John McCabe	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	October 9, 2020

/s/ Mitchell Finer Mitchell Finer, Ph.D.	Director	October 9, 2020

/s/ Luke Evnin Luke Evnin, Ph.D.	Director	October 9, 2020

/s/ Mary Kay Fenton Mary Kay Fenton	Director	October 9, 2020

/s/ Robert Kirkman Robert Kirkman, M.D.	Director	October 9, 2020

/s/ Briggs Morrison Briggs Morrison, M.D.	Director	October 9, 2020

/s/ Spencer Nam Spencer Nam	Director	October 9, 2020

/s/ Cameron Wheeler Cameron Wheeler, Ph.D.	Director	October 9, 2020